SUBSIDIARIES OF REGISTRANT:

HLHK World Group, Inc., a Nevada corporation

TrimFast, Inc., a Florida corporation

Nutrition Cafe, Inc., a Florida corporation

Body Life Sciences, Inc., a Florida corporation

Immmu, Inc., a Delaware corporation

Immcel Pharmeceuticals, Inc., a New York corporation